Exhibit 99.1

M A C K – C A L I R E A L T Y C O R P O R A T I O N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Rick Matthews
Executive Vice President
Rubenstein Associates

(212) 843-8267

MACK-CALI ENTERS AGREEMENT TO SELL COLORADO PORTFOLIO

Cranford, New Jersey—August 15, 2006—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it has signed a contract to sell its entire property and land portfolio in suburban Denver and Colorado Springs.

The portfolio, which consists of 19 office buildings totaling approximately 1.4 million square feet, plus 7.1 acres of vacant land and 1.6 acres of land dedicated to a parking facility, is being sold to Westcore Properties, LLC, for approximately $195.3 million. Westcore Properties, LLC, is a private commercial real estate firm based in San Diego. The transaction is expected to close near the end of the third quarter.

Mitchell E. Hersh, Mack-Cali president and chief executive officer, commented, “With this transaction, we are executing our strategic plan to realign our property portfolio and focus more on growth opportunities in our core Northeast markets.  With our recent success in leasing up this portfolio to 96 percent, and along with the positive trends we've been seeing in the Denver office market overall, we determined that the time was right for this sale.”

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 320 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 35.9 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,600 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

###